Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 12, 2026, among Muvico, LLC, a Texas limited liability company (the “Company”), AMC Entertainment Holdings, Inc., a Delaware corporation (“AMC”), Centertainment Development, LLC, a Delaware limited liability company (“Centertainment”), the other guarantors listed on the signature pages hereto (collectively, together with AMC and Centertainment, the “Guarantors”) and CSC Delaware Trust Company, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company and Guarantors have heretofore executed and delivered to the Trustee and the Notes Collateral Agent an indenture, dated as of July 24, 2025 (the “Indenture”), providing for the issuance of the Company’s Senior Secured Notes due 2029 (the “Notes”);

WHEREAS, $877,102,654 in aggregate principal amount of the Notes is currently outstanding and not owned by the Company or the Guarantors or by any Person controlling or controlled by them;

WHEREAS, subject to certain exceptions, Section 9.02 of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee and the Notes Collateral Agent may modify or amend the Indenture, the Notes, any Guarantee any applicable Intercreditor Agreement and the Security Documents, and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes, any Guarantee, any applicable Intercreditor Agreement or any Security Document may be waived, in each case, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including any consents or waivers obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes);

WHEREAS, the Company has received, and has delivered to the Trustee and the Notes Collateral Agent evidence of, the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (as determined by Section 13.06 of the Indenture) voting as a single class as evidenced by the consents dated as of the date hereof (attached as Exhibit A to the Officer’s Certificate (the “Officer’s Certificate”) delivered as of the date hereof (the “Consents”);

WHEREAS, the Company requests that the Trustee and the Notes Collateral Agent execute and deliver this Supplemental Indenture in reliance on the Officer’s Certificate and an Opinion of Counsel, each dated as of the date hereof, relating to this Supplemental Indenture in accordance with Sections 9.06, 13.04 and 13.05 of the Indenture; and

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been met and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee and the Notes Collateral Agent, as applicable, mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes as follows:

Article I

AMENDMENTS TO INDENTURE AND NOTES

Section 1.1            Amendments.

(a)           Section 1.01 of the Indenture is hereby amended by amending and restating the definition of “Intercreditor Agreements” as follows:

“Intercreditor Agreements” means (a) the AMC Group First Lien Pari Passu Intercreditor Agreement; (b) the Muvico Group First Lien/Second Lien Intercreditor Agreement; (c) the Muvico Group First Lien Priority Intercreditor Agreement; (d) the Muvico Group 1.25 Lien Priority Intercreditor Agreement; (e) if applicable and upon the effectiveness thereof, any other Junior Lien Intercreditor Agreement; and (f) any other intercreditor agreement with respect to any Upsized Term Loan Refinancing Debt or any other Indebtedness (including any Permitted Refinancing) permitted to be incurred and secured by Liens on Collateral hereunder.

(b)           Section 1.01 of the Indenture is hereby amended by amending and restating clause (d) of the definition of “Permitted Liens” as follows:

(d) (i) Liens securing Indebtedness permitted pursuant to Section 4.05(b)(iv); and (ii) Liens securing Indebtedness permitted pursuant to Section 4.05(b)(xxx);

(c)           Section 1.01 of the Indenture is hereby amended by amending and restating the definition of “Upsized Term Loan Refinancing Debt” as follows:

“Upsized Term Loan Refinancing Debt” means Indebtedness that (i) is pari passu with the Liens securing the Term Loan Obligations on the Issue Date at both the AMC Group and Muvico Group, (ii) may be secured by senior secured Liens on certain assets of the Odeon Group and (iii) may include one or more primary obligors and guarantors that are members of the AMC Group, the Muvico Group and/or the Odeon Group (the “Upsized Factors”); and, for the avoidance of doubt and notwithstanding any other provision of the Indenture, any transaction involving such Indebtedness may constitute Permitted Refinancing notwithstanding any Upsized Factors subject to compliance in any event with clause (a) of the definition of “Permitted Refinancing”.

(d)           Clause (iv) of Section 4.05(b) of the Indenture is hereby amended and restated in its entirety as follows:

(iv) Indebtedness under the Odeon Notes outstanding on the Issue Date and any Permitted Refinancing thereof; provided that the amount of Indebtedness (including any Permitted Refinancing) allowed to be incurred pursuant to this Section 4.05(b)(iv) shall be permanently reduced by the principal amount (valued at par) of any repayments, prepayments, redemptions, repurchases or other acquisitions by AMC or its Subsidiaries or other retirements (together, “Debt Retirements”) (with such Debt Retirement being made without the proceeds of any Permitted Refinancing) of Indebtedness incurred under this Section 4.05(b)(iv) made on or after the date hereof; provided further that notwithstanding this clause (iv) or any other provision that expressly conflicts with the foregoing, the Odeon Notes outstanding on the Issue Date may be replaced or refinanced with Upsized Term Loan Refinancing Debt;

(e)           Clause (xxx) of Section 4.05(b) of the Indenture is hereby amended and restated in its entirety as follows:

(xxx) at any time that there are no New Exchangeable Notes outstanding, Indebtedness up to an aggregate outstanding principal amount not to exceed $50,000,000;

Section 1.2            Amendments to the Notes. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture (the “Amendments”).

Article II

WAIVERS

Section 2.1            Waiver of Defaults. As permitted by Sections 6.04 and 9.02 of the Indenture, and as evidenced by the execution of this Supplemental Indenture and the Consents, the Holders have irrevocably waived any and all existing or alleged Defaults under the Indenture for any action taken that would comply with the Indenture as amended by the Amendments, and their consequences under the Indenture, the Notes, any Guarantee, any applicable Intercreditor Agreement or any other Security Document.

Article III

MISCELLANEOUS PROVISIONS

Section 3.1            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 3.2            Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.3            Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders, the Trustee and the Notes Collateral Agent, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.4            GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

Section 3.5            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 3.6            Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee and the Notes Collateral Agent in this Supplemental Indenture shall bind their successors.

Section 3.7            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 3.8            Severability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.9            The Trustee and Notes Collateral Agent. Each of the Trustee and the Notes Collateral Agent, as applicable, accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to perform its duties under the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining the rights and limiting the liabilities and responsibilities of the Trustee and the Notes Collateral Agent, as applicable, which terms and provisions shall in like manner define its rights and limit its liabilities and responsibilities in the performance of its duties under the Indenture as hereby amended. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, indemnities, powers, and duties of the Trustee and Notes Collateral Agent shall be applicable in respect of this Supplemental Indenture (and any action or inaction of the Trustee or the Notes Collateral Agent relating to this Supplemental Indenture) as fully and with like force and effect as though fully set forth in full herein. The Trustee and the Notes Collateral Agent make no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Consents, any document used in connection with the solicitation of consents, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Trustee and the Notes Collateral Agent assume no, and shall have no, liability or responsibility for the same.

Section 3.10           Effectiveness. The provisions of this Supplemental Indenture shall be binding on the parties hereto effective upon execution and delivery of this instrument by the parties hereto.

Section 3.11           Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

MUVICO, LLC.

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

AMC ENTERTAINMENT HOLDINGS, INC. as Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President, International Operations and Chief Financial Officer

AMERICAN MULTI-CINEMA, INC.
as Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President and Chief Financial Officer

AMC LICENSE SERVICES, LLC
as Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President and Chief Financial Officer

AMC ITD, LLC
as Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President and Chief Financial Officer

AMC CARD PROCESSING SERVICES, INC.
as Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President and Chief Financial Officer

CENTERTAINMENT DEVELOPMENT, LLC
as Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Executive Vice President and Chief Financial Officer

AMC THEATRES OF UK LIMITED
as Guarantor

By:	/s/ Sean D. Goodman
	Name:	Sean D. Goodman
	Title:	Director

CSC Delaware Trust Company
as Trustee and Notes Collateral Agent

By:	/s/ Lici Zhu
Name:	Lici Zhu
Title:	Vice President